Exhibit 99.1

Rapid Micro Biosystems Provides Business Update and Reports Second Quarter 2022 Financial Results

Reports second quarter 2022 commercial revenue of $3.9 million

Lowers full year 2022 commercial revenue guidance to at least $17.0 million

Implements organizational restructuring plan to right-size cost structure with focus on enhancing commercial execution and key product development programs to drive revenue growth

CEO Robert Spignesi to assume commercial leadership responsibilities

Announces review of strategic alternatives and rejection of Kennedy Lewis Management Proposal

LOWELL, Mass., Aug. 12, 2022 (GLOBE NEWSWIRE) -- Rapid Micro Biosystems, Inc. (Nasdaq: RPID) (the “Company”), an innovative life sciences technology company providing mission critical automation solutions to facilitate the efficient manufacturing and fast, safe release of healthcare products, today announced its financial results for the second quarter ended June 30, 2022.

Second Quarter Summary:

●	Commercial revenue (combined product and service revenue) of $3.9 million
●	Recurring revenue increased 31% to $2.5 million and represented 65% of commercial revenue compared to 33% in the prior year
●	Placed two new systems and completed validation of three new customer systems
●	Cash, cash equivalents and investments of $166.9 million at June 30, 2022

“While we placed two systems in the second quarter in line with our guidance, revenue was slightly below our expectations mainly due to slower-than-expected progress on a few system validations in the second half of the quarter as well as third-party logistics delays in the final days of the quarter that pushed revenue from several significant consumable shipments into the third quarter. We expect substantially all of the impacted revenues to be recognized in the third quarter. Excluding the impact of the delays in consumables, recurring revenue grew over 40% compared to the second quarter of last year, evidencing the continued strength of our business model and customer value proposition,” said Robert Spignesi, President and CEO.

“As access to customer sites and in-person engagement continued to improve gradually as we moved through the second quarter and into the third quarter, we have learned more about the challenges the pandemic created for our customers in advancing capital purchasing decisions and for us in accurately assessing the timing of sales opportunities. We have also identified opportunities to improve aspects of our sales process and sales team training. At the same time, macroeconomic uncertainty is impacting the timing of some customer purchase decisions. As a result of our post-quarter analysis, we now anticipate fewer system placements for the full year and, accordingly, we are lowering our 2022 revenue outlook.”

“We are taking decisive actions to enhance our commercial execution and right-size our cost structure to maintain our ability to invest in key growth initiatives while also managing our significant cash balance and long cash runway. We are confident these actions will better position us to capitalize on the large and growing market opportunity for our Growth Direct System,” said Spignesi.

Organizational Restructuring Plan

The Company is implementing an organizational restructuring plan to right-size its cost structure based on its lowered 2022 outlook. The Company will continue to invest in key growth initiatives including enhancing commercial execution and key product development programs that are expected to drive future revenue growth. The plan involves an approximately 20% reduction in the Company’s workforce, which is largely focused on non-commercial functions.

In connection with the organizational restructuring plan, the Company also announced that Andy Keys is leaving his role as Chief Commercial Officer effective immediately and Mr. Spignesi is assuming commercial leadership responsibilities.

The Company expects the organizational restructuring plan to result in approximately $8.0 - $9.0 million in annualized cost savings by the first quarter 2023. It expects to incur restructuring charges of approximately $1.5 million to be recognized in the third quarter of fiscal year 2022.

Second Quarter Financial Results

Total (commercial) revenue for the second quarter of 2022 was $3.9 million, compared to commercial revenue of $5.7 million in the second quarter of 2021.  The decrease was attributable to fewer placements of Growth Direct systems and lower validation revenue due to a few customer-related delays.  This was partially offset by higher recurring consumables and service contract revenue, which increased 31% to $2.5 million and represented 65% of commercial revenue, compared to $1.9 million and 33% of commercial revenue in the second quarter last year.  The Company placed two new systems and completed validation of three new customer systems in the second quarter of 2022.

In the second quarter of 2022, the Company did not recognize any revenue from its contract with the U.S. Biomedical Advanced Research and Development Authority (“BARDA”), which was completed in the fourth quarter 2021. In the second quarter of 2021, the Company recognized $0.4 million of non-commercial revenue related to its BARDA contract.

Total cost of commercial revenue was $5.1 million in the second quarter of 2022, compared to $7.4 million in the second quarter of 2021, representing a decrease of 32%. The decrease was due to lower system placements as well as increased manufacturing efficiencies in consumables, partially offset by higher consumables sales volume and higher service costs associated with higher field service and validation headcount, travel and materials to support increasing service activity.

Total operating expenses were $12.9 million in the second quarter of 2022, compared to $9.1 million in the second quarter of 2021. The increase was mainly due to higher expenses incurred to operate as a publicly traded company as well as higher employee-related costs due to increased investment in commercial and product development headcount.

Net loss for the second quarter of 2022 was ($13.1) million, compared to ($11.8) million in the second quarter of 2021. Net loss per share attributable to common shareholders for the second quarter of 2022 was ($0.31), compared to ($20.01) in the second quarter of 2021. The number of weighted-average common shares outstanding in the second quarter this year was materially higher than the second quarter last year because of the conversion of outstanding preferred stock to common stock in connection with the Company’s initial public offering in July 2021. This difference accounts for a substantial portion of the decrease in net loss per share between the periods.

Cash, cash equivalents and investments were $166.9 million, and the Company had no debt outstanding as of June 30, 2022.

Full Year 2022 Outlook

The Company is updating its prior full year 2022 revenue outlook to at least $17.0 million. This assumes that the Company will place between three and five systems in the second half of the year, with most or all of those placements made in the fourth quarter. The Company’s lowered guidance reflects expectations for fewer systems placements in fiscal year 2022 as it continues to ramp its commercial team and optimize its commercial execution as well as macro-economic uncertainty that is expected to persist through the second half of the year.

Review of Strategic Alternatives and Rejection of Kennedy Lewis Management Proposal

In a separate release issued this morning, the Company also announced that its Board of Directors has initiated a review of strategic alternatives and unanimously rejected an unsolicited non-binding proposal from Kennedy Lewis Investment Management LLC to acquire all of the outstanding shares of the Company for $5.00 per share cash. For full details regarding these announcements, please refer to the Company’s press release on investors.rapidmicrobio.com.

Webcast Details

The Company will host a conference call before the market opens today, August 12, 2022, at 8:30 a.m. EST to discuss its second quarter 2022 financial results. The live call is accessible on the Company’s website at investors.rapidmicrobio.com and will be archived and available for replay for one year.

About Rapid Micro Biosystems

Rapid Micro Biosystems is an innovative life sciences technology company providing mission critical automation solutions to facilitate the efficient manufacturing and fast, safe release of healthcare products such as biologics, vaccines, cell and gene therapies, and sterile injectables. The Company’s flagship Growth Direct system automates and modernizes the antiquated, manual microbial quality control (“MQC”) testing workflows used in the largest and most complex pharmaceutical manufacturing operations across the globe. The Growth Direct system brings the quality control lab to the manufacturing floor, unlocking the power of in-line/at-the-line MQC automation to deliver faster results, greater accuracy, increased operational efficiency, better compliance with data integrity regulations, and quicker decision making, that customers rely on to ensure safe and consistent supply of important healthcare products. The Company is headquartered and has U.S. manufacturing in Lowell, Massachusetts, with global locations in Lexington, Massachusetts, Switzerland, Germany, and the Netherlands. For more information, please visit www.rapidmicrobio.com or follow the Company on Twitter at @rapidmicrobio or on LinkedIn.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the Company’s full year 2022 revenue outlook range and expected future revenue and growth; placements of Growth Direct systems, anticipated timing of such placements and the impact on the Company’s commercial revenue; its expectations regarding customers capital purchasing decisions and the Company’s sales opportunities; the timing and results of the Company’s organizational restructuring; the estimated charges and costs expected to be incurred in connection with such restructuring; the projected cost savings resulting from the Company’s organizational restructuring; the Company’s planned investments in its growth initiatives and expectations regarding whether such investments will enhance commercial execution and product development programs to drive future revenue growth; expectations regarding the Company’s commercial capabilities and changes to its sales processes; the extension of the Company’s cash runway and anticipated uses of capital; its Board of Directors’ review of strategic alternatives; and customer interest in and adoption of the Company's Growth Direct microbial quality control platform.

In some cases, you can identify forward-looking statements by terminology such as “outlook,” “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including, but not limited to, the impact of macroeconomic volatility and COVID-19 and its variants on the Company’s business and operations, including further delays in placements and validation of new systems; the Company’s organizational restructuring plan, including a reduction in workforce, may not result in the anticipated savings, could result in total costs and expenses that are greater than expected and could disrupt the Company’s business; the Company’s significant losses since inception; the Company’s ability to meet its publicly announced guidance and other expectations about its business and operating results; the Company’s limited experience in marketing and sales and the effectiveness of its sales processes; the Company’s need to develop new products and adapt to technological changes; the Company’s ability to establish and maintain its position as a leading provider of automated microbial quality control testing; the Company’s ability to maintain its manufacturing facility; risks related to third-parties; its ability to retain key management and other employees; risks related to regulatory and intellectual property matters; risks related to supply chain disruptions and the impact of inflation; risks relation to the exploration of strategic alternatives; and the other important factors outlined under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 24, 2022, as such factors may be updated from time to time in its other filings with the SEC, which are available on the SEC's website at www.sec.gov and the Investor Relations page of its website at investors.rapidmicrobio.com. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor Contact:

Michael Beaulieu, CFA

Vice President, Investor Relations and Corporate Communications

investors@rapidmicrobio.com

Media

Jamie Moser / Lucas Pers
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

RAPID MICRO BIOSYSTEMS, INC.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Revenue:
Product revenue	$2,440	$4,088	$5,003	$7,806
Service revenue	1,420	1,606	3,017	2,673
Non-commercial revenue	—	436	—	646
Total revenue	3,860	6,130	8,020	11,125
Costs and operating expenses:
Cost of product revenue	3,235	6,092	7,593	11,602
Cost of service revenue	1,846	1,344	3,572	2,481
Cost of non-commercial revenue	—	472	—	886
Research and development	2,965	2,337	6,490	4,485
Sales and marketing	3,484	3,122	6,940	5,397
General and administrative	6,404	3,625	12,498	6,827
Total costs and operating expenses	17,934	16,992	37,093	31,678
Loss from operations	(14,074)	(10,862)	(29,073)	(20,553)
Other income (expense):
Interest expense	(10)	(924)	(21)	(1,856)
Change in fair value of preferred stock warrant liability	—	(35)	—	(11,483)
Other income (expense), net	381	8	484	(3)
Total other income (expense), net	371	(951)	463	(13,342)
Loss before income taxes	(13,703)	(11,813)	(28,610)	(33,895)
Income tax (benefit) expense	(613)	18	(590)	37
Net loss	(13,090)	(11,831)	(28,020)	(33,932)
Accretion of redeemable convertible preferred stock to redemption value	—	(1,184)	—	(1,971)
Cumulative redeemable convertible preferred stock dividends	—	(885)	—	(2,296)
Net loss attributable to common stockholders — basic and diluted	$(13,090)	$(13,900)	$(28,020)	$(38,199)
Net loss per share attributable to Class A and Class B common stockholders — basic and diluted	$(0.31)	$(20.01)	$(0.66)	$(57.17)
Weighted average common shares outstanding — basic and diluted	42,494,055	694,698	42,346,607	668,180

RAPID MICRO BIOSYSTEMS, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2022	2021

Assets
Current assets:
Cash and cash equivalents	$49,720	$178,387
Short-term investments	94,371	15,110
Accounts receivable	4,100	5,005
Inventory	21,293	15,671
Prepaid expenses and other current assets	1,999	3,951
Total current assets	171,483	218,124
Property and equipment, net	12,649	11,304
Right-of-use assets, net	7,530	—
Long-term investments	22,816	9,966
Other long-term assets	1,381	1,491
Restricted cash	284	284
Total assets	$216,143	$241,169

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,822	$3,944
Accrued expenses and other current liabilities	5,281	10,917
Deferred revenue	3,918	3,305
Lease liabilities, short-term	729	—
Total current liabilities	12,750	18,166
Deferred rent, long term	—	813
Lease liabilities, long-term	7,728	—
Other long-term liabilities	698	1,210
Total liabilities	21,176	20,189
Total stockholders’ equity	194,967	220,980
Total liabilities and stockholders’ equity	$216,143	$241,169

RAPID MICRO BIOSYSTEMS, INC.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2022	2021

Cash flows from operating activities:
Net loss	$(28,020)	$(33,932)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	1,243	696
Stock-based compensation expense	2,241	581
Change in fair value of preferred stock warrant liability	—	11,483
Provision recorded for inventory	49	38
Noncash lease expense	549	—
Noncash interest expense	—	295
Loss (gain) on disposal of property and equipment	19	(18)
Accretion on investments	(22)	(4)
Other	(125)	—
Changes in operating assets and liabilities
Accounts receivable	905	1,931
Inventory	(5,671)	(2,984)
Prepaid expenses and other current assets	1,952	(43)
Other long-term assets	84	(172)
Accounts payable	(1,122)	(1,894)
Accrued expenses and other current liabilities	(4,482)	1,373
Deferred revenue	613	(56)
Deferred rent, long term	—	(62)
Net cash used in operating activities	(31,787)	(22,768)

Cash flows from investing activities:
Purchases of property and equipment	(4,342)	(792)
Proceeds from sale of property and equipment	—	20
Purchases of investments	(117,993)	—
Maturity of investments	25,000	15,000
Net cash (used) provided by investing activities	(97,335)	14,228

Cash flows from financing activities:
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	—	79,743
Proceeds from issuance of Class A common stock upon stock option exercise	471	287
Proceeds from issuance of restricted Class A stock award	—	523
Payments on finance lease obligations	(16)	—
Payments of deferred offering costs	—	(1,861)
Net cash provided by financing activities	455	78,692
Net (decrease) increase in cash, cash equivalents and restricted cash	(128,667)	70,152
Cash, cash equivalents and restricted cash at beginning of period	178,671	30,179
Cash, cash equivalents and restricted cash at end of period	$50,004	$100,331